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                                  EXHIBIT 5.1

                                 PALMER & DODGE
                               One Beacon Street
                          Boston, Massachusetts 02108


                                  July 3, 1995


BayBanks, Inc.
175 Federal Street
Boston, MA  02110

                 We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by BayBanks, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to 29,778 shares of the Company's Common Stock, $2.00 par value (the "Shares"), offered pursuant to the exercise of stock options (the "Options") issued upon conversion of options issued by NFS Financial Corp.

                 We are general counsel to the Company and are familiar with the proceedings of its stockholders and Board of Directors. For purposes of this opinion, we have examined and relied upon such documents as we consider necessary to enable us to render this opinion.

                 Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Options, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

                 We hereby consent to the filing of this opinion as a part of the Registration Statement and to the use of our name therein and in the related prospectus.

                             Very truly yours,

                             /s/ Palmer & Dodge





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